Exhibit 10.2

AMENDMENT NO. 1

TO

SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

WHEREAS, Dundeana K. Doyle (the “Officer”) and Alliant Energy Corporation (the “Company”) entered into a Supplemental Retirement Plan Agreement dated December 29, 2008 (“SERP”); and

WHEREAS, Company and Officer entered into the Executive Agreement dated August 12, 2011 (the “Executive Agreement”),

WHEREAS, the Amendment to the SERP is entered into in connection with the Executive Agreement, and as consideration restrictive covenants applicable to the Officer and a General Release from the Officer; and

WHEREAS, both parties to the SERP desire to amend the SERP and acknowledge that this amendment provides adequate consideration for the restrictive covenants in the Executive Agreement and the General Release.

NOW, THEREFORE, the signatories hereto agree as follows:

1. Amendment to the SERP. The SERP between the Officer and the Company dated December 29, 2008, in accordance with Section 10.1 of the SERP, is hereby amended as follows:

Section 4.1 is amended to read “If the Officer Retires at or after age 53 1/2 but prior to his or her Normal Retirement Date with ten or more years of Continuous Employment, the Officer shall receive the Supplemental Benefit described in Article III commencing on the first day of the month following the Officer’s Separation from Service (but subject to the 6-month delay pursuant to Section 3.1(c)(ii)). If the Officer’s Separation from Service occurs more than one month prior to age 62, the monthly amount shall be reduced by one-quarter of one percent (.25%) for each month by which the Separation of Service precedes his or her Normal Retirement Date. The reduction factors will be applied to the Officer’s Supplement Benefit prior to any offset described in Section 3.1.”

2. Remainder of SERP Unchanged. In all other respects the SERP with the Officer shall remain unchanged.

3. Executive Agreement and Release. The Officer acknowledges and agrees that this Amendment No. 1 to the SERP (this “Amendment”) is being provided in connection with execution of the Executive Agreement, that the payment under the SERP resulting from this Amendment would not have been made but for the Company agreeing to this Amendment and the Executive agreeing to the Executive Agreement, and that the payment under the SERP (as amended by this Amendment) constitutes adequate consideration for the execution of, and adherence to, the Executive Agreement, including the restrictive covenants contained in Section 8 therein, and execution of, and adherence to, the General Release.

4. Committee Approval. This Agreement is conditioned on approval by the Committee. The Company undertakes to use its best efforts to obtain Committee approval of this Agreement in a timely manner.

IN WITNESS WHEREOF, the parties have hereto set their respective hands on the day and year first above written.

/s/ Dundeana K. Doyle
Dundeana K. Doyle

/s/ James H. Gallegos
Alliant Energy Corporation
By:	James H. Gallegos
Vice President and General Counsel